SCHEDULE 14A INFORMATION

       Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934, as amended

Filed by the Registrant [X]

Filed by a Party other than the Registrant

Check the appropriate box:

[_]  Preliminary Proxy Statement      [_] CONFIDENTIAL, FOR USE OF THE
                                          COMMISSION ONLY (AS PERMITTED BY
                                          RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                        CATALYST INTERNATIONAL, INC.
-----------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


-----------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         --------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
         --------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         --------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previously filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         --------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:
         --------------------------------------------------------------------

     (3) Filing Party:
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     (4) Date Filed:
         --------------------------------------------------------------------

Notes:

                                 [CATALYST LOGO]

                           CATALYST INTERNATIONAL, INC.
                             8989 NORTH DEERWOOD DRIVE
                            MILWAUKEE, WISCONSIN 53223

                                __________________


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  APRIL 25, 2000

                                __________________


To our Shareholders:

     Catalyst International, Inc. will hold its Annual Meeting of
Shareholders on Tuesday, April 25, 2000 at 8:00 a.m. C.D.T. at its corporate headquarters located at 8989 North Deerwood Drive, Milwaukee, Wisconsin 53223, for the following purposes:

      (1) To elect two Class II directors to serve for three-year terms;
      (2) To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for 2000; and
      (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Shareholders of record at 5:00 p.m. C.D.T. on March 31, 2000 are entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof.

     You are cordially invited to attend the Annual Meeting. Your vote is important. Holders of a majority of the outstanding shares must be present in person or by proxy in order for the Annual Meeting to be held.

We urge you to date, sign, and return the accompanying Proxy Card in the enclosed envelope whether or not you expect to attend the Annual Meeting in person. If you attend the Annual Meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof.


                                          By Order of the Board of Directors,

                                          /s/ Mark T. Ehrmann

                                          Mark T. Ehrmann, Secretary


April 10, 2000

                                 [CATALYST LOGO]

                           CATALYST INTERNATIONAL, INC.
                             8989 NORTH DEERWOOD DRIVE
                            MILWAUKEE, WISCONSIN 53223

                                __________________


                                  PROXY STATEMENT

                                __________________



     The enclosed Proxy Card is solicited by the Board of Directors of Catalyst International, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, April 25, 2000, at 8:00 a.m. C.D.T., at the Company's corporate headquarters located at 8989 North Deerwood Drive, Milwaukee, Wisconsin 53223 (the "Annual Meeting").

     Only holders of record of the 7,965,476 shares of Common Stock outstanding at the close of business on March 31, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. The presence, in person or by proxy, of a majority of the shares of the Common Stock outstanding on the Record Date will constitute a quorum. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the quorum. Neither abstentions nor broker non-votes will have an impact on the election of Directors. With respect to Proposal Two, abstentions and broker non-votes will have the same effect as a vote against the proposal. Each share of Common Stock entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting.

     This Proxy Statement, Notice of Annual Meeting of Shareholders, and Proxy Card, together with the Company's 1999 Annual Report to Shareholders, including audited financial statements for the year ended December 31, 1999, are being mailed to shareholders of the Company commencing on or about April 10, 2000.

     The proxy holders, Sean P. McGowan and Mark T. Ehrmann, will vote all shares of Common Stock represented by Proxy Cards that are properly signed and returned by shareholders. If you properly sign and return your Proxy Card, but do not specify your choices, your shares will be voted by the proxy holders as recommended by the Board of Directors. The Proxy Card also authorizes the proxy holders to vote the shares represented with respect to any matters not known at the time this Proxy Statement was printed that may properly be presented for consideration at the Annual Meeting. You must return a signed Proxy Card if you want the proxy holders to vote your shares of Common Stock.

     If the accompanying Proxy Card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained thereon. Each shareholder may revoke a previously granted proxy at any time before it is exercised by written notice of revocation or by submitting a duly executed proxy bearing a later date to the Secretary of the Company or by attending the Annual Meeting and revoking the proxy prior to the Annual Meeting.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

     The Company's directors are divided into three classes, designated as Class I, Class II, and Class III. In 1999, the Board approved an increase in the Board size from five to six members by adding one Class III Director. On February 25, 2000, the Board accepted the nomination of and elected Elizabeth
J. Reeves as a Class III Director for a term expiring at the Company's 2001 Annual Meeting of Shareholders. Information regarding Ms. Reeves is included below.

     The Nominating Committee of the Board of Directors has proposed the following individuals, each of whom is currently a Class II Director, be reelected for a new term of three years. If elected at the Annual Meeting, each nominee for election as a Class II Director will serve until the expiration of his term at the Company's 2003 Annual Meeting of Shareholders or until his successor is duly elected and qualified. Nominees receiving the largest number of affirmative votes will be elected as Class II Directors up to the maximum number of Directors to be chosen at election.

                             NOMINEES FOR DIRECTOR

                   CLASS II DIRECTORS (TERM TO EXPIRE IN 2003)

     DOUGLAS B. CODER, 64, has served as a Director of the Company since July 1992 and as Chairman of the Board since January 1997. Mr. Coder has served as a principal of the Coder Company (a real estate brokerage firm) and DBC Realty (a real estate holding company) since 1969 and 1971, respectively.

     TERRENCE L. MEALY, 69, has served as a Director of the Company since July 1992. Mr. Mealy has been an attorney in private practice since 1957 and is a member of the State Bar of Iowa.

                              CONTINUING DIRECTORS

                    CLASS I DIRECTORS (TERM TO EXPIRE IN 2002)

     JAMES F. GOUGHENOUR, 62, has served as a Director of the Company since January 1997. Since June 1997, Mr. Goughenour has served as Vice President of Technology, Planning, and Operations Services at Sealy, Inc. Prior thereto, Mr. Goughenour served successively as Vice President of Information Technologies, Customer Service, Distribution, Logistics, and Process Improvement & Technology for HON Industries (a manufacturer of office furniture and fireplaces).

     SEAN P. McGOWAN, 40, has served as President and Chief Executive Officer of the Company since August 1997. Mr. McGowan has served as a Director of the Company since April 1997 and as a Director of the Company's wholly owned subsidiary, Catalyst WMS International Limited, since August 1997. From January 1997 to August 1997, Mr. McGowan served as President and Chief Operating Officer; and from May 1996 to January 1997 as Senior Vice President-North American Operations. Prior to joining the Company, Mr. McGowan served as General Manager and as Sales Manager at Professional Control Corporation from 1991 to 1996; as General Manager and part-owner of All-Prox Distribution Services, Inc., from 1986 to 1991; and as a salesman for Sencon, an industrial controls corporation, with territories including the East Coast and Midwest from 1982 to 1985.

                   CLASS III DIRECTORS (TERM TO EXPIRE IN 2001)

     ROY J. CARVER, 56, 0has served as a Director of the Company since April 1994. Since 1982, Mr. Carver has served as Chairman of the Board of Carver Pump Company (a manufacturer of pumps and related products). Since 1982, Mr. Carver has served as a Director of Bandag, Inc. (a tire retreading company).

     ELIZABETH J. REEVES, 37, has served as a Director of the Company since February 2000. Ms. Reeves has served as Senior Vice President-Strategic Initiatives of SAP America, Inc. since January 2000. Prior thereto, Ms. Reeves served successively as Vice President-Partner and Solutions Support, Services Sector; as Director, Strategic Sales Initiative; as Industry Manager, High Tech Center of Expertise; and Consultant, Sales and Distribution Applications. Prior to joining SAP America, Inc., Ms. Reeves served as Operations Manager of Curtis Matheson Scientific from February 1990 to June 1993 and in Chrysler Corporation's International Operations Executive Training Program from July 1988 to November 1990.

                         BOARD OF DIRECTORS RECOMMENDATION

     The Board of Directors recommends you vote FOR the election of the individuals nominated to serve as Class II directors and your proxy will be so voted unless you specify otherwise.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has standing Audit, Compensation, Long Range Planning, and Nominating Committees. The Board of Directors does not have a Finance Committee. The Board of Directors held seven meetings in 1999. Each director attended at least 75% of the full board meetings and meetings of committees on which such Director served in 1999.

     The Audit Committee consisted of Messrs. Carver, Goughenour, and Mealy. In 1999, the Audit Committee nominated the Company's independent auditors for approval by the Board of Directors and reviewed the scope, results, and costs of the audit with the Company's independent auditors. It also reviewed the financial statements of the Company and the audit function to assure full compliance with the requirements of regulatory agencies and full disclosure of necessary information to the shareholders of the Company. The Audit Committee was established in November 1995 and held three meetings in 1999. It has recommended ratifying the appointment of Ernst & Young LLP as the independent auditors of the Company for the year ending December 31, 2000.

     The Compensation Committee consisted of Messrs. Carver, Coder, Goughenour, and Mealy. In 1999, the Compensation Committee established compensation levels for the executive officers of the Company, including the quarterly bonus plan for senior management, and administered the Company's 1993 Stock Option Plan, as amended, and 1997 Director Stock Option Plan. The Compensation Committee held two meetings in 1999.

     The Long Range Planning Committee consisted of Messrs. Carver, Coder, Goughenour, McGowan, and Mealy. In 1999, the Long Range Planning Committee determined the Company's future strategies. The Long-Range Planning Committee held two meetings in 1999.

     The Nominating Committee consisted of Messrs. Carver, Coder, and Mealy. In 1999, the Nominating Committee nominated persons for election as directors of the Company. Shareholders are also entitled to nominate candidates for the Board of Directors, and the Nominating Committee will consider nominees recommended by shareholders, in accordance with the procedures set forth in the Company's By-Laws. The Nominating Committee held two meetings in 1999.

DIRECTOR COMPENSATION

     The 1997 Director Stock Option Plan (Director Plan) allows non-employee directors to receive stock options in lieu of cash compensation for attendance at Board of Directors and Committee meetings. Non-employee directors are entitled to receive a fee of $1,500 (or its equivalent in stock options) for each Board of Directors meeting they attend and $500 (or its equivalent in stock options) for each Committee meeting they attend and are entitled to be reimbursed for their expenses incurred in connection with their responsibilities as directors.

     In addition, Messrs. Carver, Coder, Goughenour, and Mealy were granted options to purchase 10,000 shares of common stock on the effective date of the Director Plan and are entitled to an option to purchase 5,000 shares of common stock on each anniversary of the Director Plan. The exercise price of each grant is equal to the market price of the Company's common stock on the date of grant. The Director Plan provides for the issuance of 250,000 nonqualified stock options to directors. The options are exercisable for ten years from the date of grant.

     During 1999, Mr. Coder received compensation of $7,500 per month (equal to $90,000 annually) and full medical benefits in consideration for performing his duties as Chairman of the Board. Mr. Coder's compensation was increased to $100,000 annually for 2000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on a review of Forms 3 and 4 furnished to the Company pursuant to Section 16(a) of the Securities and Exchange Act of 1934, as amended, the Company believes that all executive officers and directors are in compliance with the filing requirements.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table indicates, as of February 25, 2000 (unless otherwise noted), beneficial ownership of Common Stock by (i) directors, (ii) those executive officers named in the Summary Compensation Table appearing under "Executive Compensation," below, (iii) persons known by the Company to be beneficial owners of more than 5% of its outstanding Common Stock, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the person listed has sole voting and investment power.


                                                  Amount and
                                                  Nature of
Name and Address of                               Beneficial      Percent of
  Beneficial Owners                               Ownership          Class
-----------------------------------------------------------------------------

Roy J. Carver                                       252,956 (1)        3.20%
  2415 Park Avenue
  Muscatine, IA  52761

Douglas B. Coder                                    801,218 (2)       10.13%
  8711 East Pinnacle Peak Road #127
  Scottsdale, AZ  85255

James F. Goughenour                                  16,362 (3)         *
  2703 Southwick Drive
  Greensboro, NC  27455

Sean P. McGowan                                     339,000 (4)        4.29%
  8989 North Deerwood Drive
  Milwaukee, WI  53223

Terrence L. Mealy                                   931,252 (5)       11.78%
  301 East Second Street
  Muscatine, IA  52761

Elizabeth J. Reeves                                       0 (6)         *
  950 Tower Lane, 12th Floor
  Foster City, CA  94404

John F. Kramer                                       66,500 (7)         *
  8989 North Deerwood Drive
  Milwaukee, WI  53223

Michael D. Schulz                                    56,418 (8)         *
  8989 North Deerwood Drive
  Milwaukee, WI  53223

David M. Kogut                                      80,282 (9)         1.02%
  8989 North Deerwood Drive
  Milwaukee, WI  53223

Steven S. Rishel                                    65,450 (10)         *
8989 North Deerwood Drive
  Milwaukee, WI  53223

FMR Corp.                                          569,659 (11)        7.24%
  82 Devonshire Street
  Boston, MA  02109

SAP Aktiengesellschaft Systeme, Anwendungen,
Produkte in der Datenverarbeitung                  759,485 (12)        9.7%
  Neurottstrasse
  D-69190 Walldorf, Germany

SAP America, Inc.                                  759,485 (13)        9.7%
  950 Tower Lane, 12th Floor
  Foster City, CA  94404

State of Wisconsin Investment Board               1,388,000 (14)      17.64%
  Post Office Box 7842
  Madison, WI  53707

All directors and executive officers
as a group (19 persons)                           3,054,065 (15)      38.63%


-----
     *Less than 1% of the outstanding Common Stock.
(1) Includes options to purchase 18,214 shares, all of which are immediately exercisable.

(2) Includes 37,271 shares held by Mr. Coder's spouse, 286,240 shares held by S&S Partnership and 104,498 shares held in trust for the benefit of Mr. Coder's children. Mr. Coder disclaims beneficial ownership of all such shares. Mr. Coder has sole voting and investment power with respect to 355,137 shares and shared voting and investment power with respect to 428,009 shares. Also includes options to purchase 18,072 shares, all of which are immediately exercisable.
(3) Includes options to purchase 5,000 shares, all of which are immediately exercisable.
(4) Includes options to purchase 320,000 shares which are exercisable within 60 days of February 25, 2000.
(5) Includes 6,000 shares held by Mr. Mealy's spouse. Mr. Mealy disclaims beneficial ownership of all such shares. Mr. Mealy has sole voting and investment power with respect to 907,089 shares and shared voting and investment power with respect to 6,000 shares. Also includes options to purchase 18,163 shares, all of which are immediately exercisable.
(6)  Ms. Reeves was elected to the Board of Directors on February 25, 2000.
(7) Includes options to purchase 65,000 shares which are exercisable within 60 days of February 25, 2000.
(8) Represents options to purchase 56,418 shares which are exercisable within 60 days of February 25, 2000.
(9) Includes options to purchase 75,832 shares which are exercisable within 60 days of February 25, 2000.
(10) Includes options to purchase 65,000 shares which are exercisable within 60 days of February 25, 2000.
(11) This information is based on a Schedule 13G dated February 14, 2000.
(12) This information is based on a Schedule 13D dated September 10, 1999. The 759,485 shares are directly owned by SAP America, Inc.; however, SAP America, Inc. shares voting power with SAP Aktiengesellschaft Systeme, Anwendungen, Produkte in der Datenverarbeitung.
(13) This information is based on a Schedule 13G dated February 10, 2000.
     The 759,485 shares are directly owned by SAP America, Inc.; however, SAP America, Inc. shares voting power with SAP Aktiengesellschaft Systeme, Anwendungen, Produkte in der Datenverarbeitung.
(14) This information is based on a Schedule 13G dated February 10, 2000.
(15) Includes options to purchase 762,626 shares which are exercisable within 60 days of February 25, 2000.


                                EXECUTIVE OFFICERS*


Name                  Age     Position
----                  ---     --------
Sean P. McGowan       40      President, Chief Executive Officer
John F. Kramer        36      Executive Vice President-External Operations
Michael D. Schulz     47      Executive Vice President-Operations, Chief
                              Operating Officer
Lynne B. Briggs       39      Senior Vice President-Software Engineering
David M. Kogut        48      Senior Vice President-SAP Alliance
James G. Stowers      56      Senior Vice President-Corporate Development
Peter J. Briehl       42      Vice President-Development and Delivery
Judith K. Fearn       38      Vice President-European Operations
David L. Harney       61      Vice President-Research and Development
Douglas J. Kennedy    36      Vice President-Professional Services-
                              Customer Support
Steven S. Rishel      34      Vice President-Marketing
Timothy Sherlock      47      Vice President-Finance and Administration,
                              Chief Financial Officer
Bradley M. Steger     31      Vice President-Professional Services-Projects
Daniel A. Trew        48      Vice President-Product Strategy


-----
* Information current as of March 31, 2000

     SEAN P. McGOWAN has served as President and Chief Executive Officer since August 1997. Mr. McGowan has served as a Director of the Company since April 1997, as a Director of the Company's wholly owned subsidiary, Catalyst WMS International Limited, since August 1997. From January 1997 to August 1997, Mr. McGowan served as President and Chief Operating Officer; and from May 1996 to January 1997 as Senior Vice President-North American Operations. Prior to joining the Company, Mr. McGowan served as General Manager and as Sales Manager at Professional Control Corporation from 1991 to 1996; as General Manager and part-owner of All-Prox Distribution Services, Inc., from 1986 to 1991 and as a salesman for Sencon, an industrial controls corporation, with territories including the East Coast and Midwest from 1982 to 1985.

     JOHN F. KRAMER has served as Executive Vice President-External Operations since September 1999. From November 1998 to September 1999, Mr. Kramer served as Vice President-Sales; from October 1996 to November 1998, as Vice President-North American Sales; and from January 1996 to October 1996, as Regional Sales Manager for the Northeast United States. Prior to joining the Company, Mr. Kramer was employed as a Regional Salesperson for Pansophic/Computer Associates from December 1990 to January 1996.

     MICHAEL D. SCHULZ has served as Executive Vice President-Operations and Chief Operating Officer since January 1998. Prior to joining the Company, Mr. Schulz was with Case Corporation and served as Director of Information Systems from December 1996 to January 1998; as Director Information Services, Worldwide Data Centers and Global Network Operations from August 1995 to December 1996; and as Director of European Data Systems from June 1990 to August 1995.

     LYNNE B. BRIGGS has served as Senior Vice President-Software Engineering since December 1999. Prior thereto, Ms. Briggs served as Vice President-Software Engineering since November 1998; as Director-Product Development from September 1997 to November 1998; as Director-Application Design from August 1996 to April 1997; and as a Project Manager from January 1996 to August 1996. Ms. Briggs left the Company briefly and served as Director of Staff Planning at Carson Pirie Scott from April 1997 to September 1997.
Prior to joining the Company in January 1996, Ms. Briggs served as Chief Information Officer for Chestnut Health Systems from 1994 to 1995.

     DAVID M. KOGUT has served as Senior Vice President-SAP Alliance since September 1999. Prior thereto, Mr. Kogut served as Senior Vice President-Complementary Services from July 1998 to September 1999; as Senior Vice President-Customer Satisfaction from October 1997 to July 1998; as Senior Vice President-Operations from January 1997 to October 1997; as Vice President-Customer Service from October 1995 to January 1997; as Vice President-Marketing from October 1993 to October 1995; and as Vice President-Systems Integration since rejoining the Company in October 1991.

     JAMES G. STOWERS is one of the cofounders of the Company and has served as its Senior Vice President-Corporate Development since October 1999. Prior thereto, Mr. Stowers served as Vice President-International Sales from April 1994 to October 1999; and as a Vice President of the Company with various marketing, sales, and management responsibilities. Mr. Stowers was a Director of the Company from August 1982 to November 1993.

     PETER J. BRIEHL has served as Vice President-Development and Delivery since October 1997. Prior thereto, Mr. Briehl served as Director of Advanced Technology from August 1996 to October 1997 and as Manager of Software Distribution from February 1996 to August 1996. Prior to joining the Company, Mr. Briehl was employed for over twenty years by the United States Marine Corps and served as the Training and Operations Head at the Computer Science School in Quantico, Virginia from July 1994 to February 1996.

     JUDITH K. FEARN has served as Vice President-European Operations since December 1995. Prior thereto. Ms. Fearn served as the Company's Managing Director-United Kingdom since May 1994. Ms. Fearn has been a Director of the Company's wholly owned subsidiary, Catalyst WMS International Limited, since May 1995.

     DOUGLAS J. KENNEDY has served as Vice President-Professional Services-Customer Support since February 1999. From August 1996 to February 1999, Mr. Kennedy served as Vice President-Professional Services Organization; as Director-Retail Operations of the Company from December 1995 to August 1996; and as a Project Manager from November 1994 to November 1995. Prior to joining the Company, Mr. Kennedy worked in various positions at Woolworth Corporation.

     DAVID L. HARNEY has served as Vice President-Research and Development since December 1992 and as Vice President-Software Development from February 1991 to December 1992.

     STEVEN S. RISHEL has served as Vice President-Marketing since August 1996. Prior to joining the Company, Mr. Rishel served as a Regional Manager at Computer Technology Corporation from August 1993 to August 1996. Prior thereto, Mr. Rishel served as a Regional Manager at Tayio America.

     TIMOTHY SHERLOCK has served as Vice President-Finance and Administration and Chief Financial Officer since June 1999. Prior to joining the Company, Mr. Sherlock served as Chief Financial Officer, Secretary, and Vice President of Advanced Learning Systems from December 1997 to June 1999 and as Controller from March 1996 to December 1997. Prior thereto, Mr. Sherlock served as Controller of Decisionmark Corporation from May 1995 to February 1996 and as Finance Manager for the Software Division and other corporate financial positions of Cray Research, Inc. from May 1983 to April 1995.

     BRADLEY M. STEGER has served as Vice President-Professional Services-Projects since December 1999. Prior thereto, Mr. Steger served as Director, Professional Services-Projects from February 1999 to December 1999; as Manager, Third Party Interfaces from April 1997 to February 1999; as General Manager of Dallas Operations from August 1996 to April 1997; on assignment in the UK office responsible for Projects/Pre-Sales from June 1994 to August 1996; and various positions within the Company from April 1991 to June 1994.

     DANIEL A. TREW has served as Vice President-Product Strategy since November 1998. From August 1997 to November 1998, Mr. Trew served as a Product Manager in the Marketing Group and from January 1994 to August 1997, as Director-Logistics Technology. Prior thereto, Mr. Trew served as a consultant with IBM Consulting Services.


                              EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the compensation paid by the Company to the Chief Executive Officer and each of the four most highly compensated executive officers (collectively, the "Named Executive Officers") of the Company for services rendered in all capacities to the Company for the years ended December 31, 1999, 1998, and 1997.

                           SUMMARY COMPENSATION TABLE


                                        Annual                Long Term
                                     Compensation        Compensation Awards
                                  -------------------   Securities Underlying
Name and Principal Position   Year  Salary($)  Bonus($)    Options(#)(1)(2)
---------------------------   ----  ---------  --------   -------------------
Sean P. McGowan               1999   300,000   42,000             50,000
 President and Chief          1998   200,000   52,500             50,000
 Executive Officer            1997   210,435        -            150,000

Michael D. Schulz             1999   190,000   11,250             45,000
 Executive Vice President     1998   140,000   15,000             87,000
 and Chief Operating Officer

John F. Kramer                1999   175,000   39,624 (3)         90,000
 Executive Vice President-    1998   110,000   66,232 (3)         15,000
 External Operations          1997   110,000   87,112 (3)         33,000

Steven S. Rishel              1999   175,000    6,250                  -
 Vice President-Marketing     1998   110,000    9,375             15,000
                              1997   100,000    6,250             33,000

David M. Kogut                1999   145,000    5,000                  -
 Sr. Vice President-          1998   135,000    7,500                  -
 SAP Alliance                 1997   131,632        -             65,000


(1) None of the Named Executive Officers held restricted stock at the end of 1999.

(2) Option grants noted herein represent the option grants in the period in which they were originally granted. Due to repricings effected by the Company, some of the original option grants were repriced in subsequent periods.
(3)  Represents sales commissions paid to Mr. Kramer.


     OPTIONS. The Company granted options to the Named Executive Officers during fiscal 1999 as set forth below.

                   OPTION GRANTS IN LAST FISCAL YEAR (1999)


                                                         Potential Realizable
                           Percentage                        Value at Assumed
                             of Total                            Annual Rates
                Number of     Options                          of Stock Price
               Securities  Granted to                            Appreciation
               Underlying   Employees  Exercise               for Option Term
                  Options   in Fiscal     Price  Expiration  ----------------
Name              Granted        1999  ($/Share)       Date   5%($)   10%($)
----            ---------  ----------  ---------  ---------  -------  -------
Sean P. McGowan    50,000(1)   9.51%      8.50    12/03/09   267,280  677,341
Michael D. Schulz  15,000(2)   2.85%     13.125   04/26/09   123,814  313,768
                   30,000(3)   5.71%      8.50    12/03/09   160,368  406,404
John F. Kramer     20,000(2)   3.80%     13.125   04/26/09   165,085  418,357
                   40,000(2)   7.61%     13.8125  09/17/09   347,464  880,543
                   30,000(1)   5.71%      8.50    12/03/09   160,368  406,404
Steven S. Rishel        0      0.00%
David M. Kogut          0      0.00%


-----
(1) One-third (1/3) of the options vest on the first anniversary of the date of grant and 2 7/9% of the options vest each month thereafter, provided the executive remains an employee of the Company. In addition, all of the options vest upon a change in control of the Company.
(2) The options vest 20% on the first anniversary of the date of grant and 1 2/3% each month thereafter, provided the executive remains an employee of the Company. In addition, all of the options vest upon a change in control of the Company.
(3) The options vest 20% on the first anniversary of the date of grant and 1 2/3% each month thereafter, provided the executive remains an employee of the Company.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table provides information regarding the value of stock options held at December 31, 1999 by the Chief Executive Officer and the other Named Executive Officers. Neither the Chief Executive Officer nor any of the Named Executive Officers exercised options in 1999.

                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


                       Number of Securities           Value of Unexercised
                      Underlying Unexercised          in-the-Money Options
                  Options/SAR at Fiscal Year-End       at Fiscal Year-End
                  ------------------------------   --------------------------
Name                Exercisable  Unexercisable     Exercisable  Unexercisable
----                -----------  -------------     -----------  -------------
Sean P. McGowan       270,000      100,000         $2,570,000     $500,000
Michael D. Schulz      53,834       78,166         $  381,436     $361,814
John F. Kramer         55,000      100,000         $  431,625     $185,000
Steven S. Rishel       50,000       15,000         $  417,875     $ 86,250
David M. Kogut         70,500       35,750         $  699,750     $329,438


EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company and Mr. Coder are parties to a letter agreement dated October 23, 1998, as subsequently amended, under which the Company agreed to pay certain health benefits to Mr. Coder and his immediate family through a period which expires no later than December 31, 2011. In addition, the Company and Mr. Coder are parties to a letter agreement dated December 3, 1999 wherein Mr. Coder agreed to serve as Chairman of the Board through April 2002, receive compensation therefor as provided in such agreement, and continue to receive such compensation for a period of two years thereafter.

     The Company and Mr. McGowan are parties to a letter agreement dated October 23, 1998 under which the Company agreed to accelerate the vesting schedule of Mr. McGowan's stock options upon a change in control (as defined in such letter agreement) and extend the time in which Mr. McGowan may exercise his stock options to 14 months from his last day of employment. In addition, the Company agrees to pay certain health, life, and disability benefits to Mr. McGowan and his immediate family for a period of 18 months from his last day of employment.

     The Company and Mr. Kramer are parties to a letter agreement dated December 5, 1997 under which the Company agreed to accelerate the vesting schedule of Mr. Kramer's stock options upon a change in control (as defined in such letter agreement).

     The Company and Mr. Schulz are parties to a letter agreement dated April 27, 1998 under which the Company agreed to accelerate the vesting schedule of certain of Mr. Schulz's stock options upon a change in control (as defined in such letter agreement).

     The Company and Mr. Stowers are parties to a letter agreement dated October 23, 1998 which sets forth the terms under which Mr. Stowers will continue to serve as Senior Vice President-Corporate Development through May 31, 2000. Under the agreement, Mr. Stowers receives a base salary as provided in such agreement and is entitled to participate in the benefit plans generally provided by the Company to its executive officers, including annual bonus plans, vacation plans, and welfare plans. In addition, the Company agrees to pay certain health benefits to Mr. Stowers and his immediate family through a period which expires no later than December 31, 2018. The agreement prohibits Mr. Stowers from competing with the Company during his employment and for a period of four years thereafter.

     The Company and Mr. Rishel are parties to a letter agreement dated December 5, 1997 under which the Company agreed to accelerate the vesting schedule of Mr. Rishel's stock options upon a change in control (as defined in such letter agreement).

     The Company and Mr. Sherlock are parties to a letter agreement dated June 14, 1999 under which the Company agreed to accelerate the vesting schedule of Mr. Sherlock's stock options upon a change in control (as defined in such letter agreement).


REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing compensation levels for the executive officers of the Company, including the annual bonus plan for executive officers and for administering the Company's 1993 Stock Option Plan, as amended, and 1997 Director Stock Option Plan. During 1999, the Committee was comprised of four non-employee directors: Messrs. Carver, Coder, Goughenour, and Mealy. The Committee's overall objective is to establish a compensation policy that will (i) attract, retain, and reward executives who contribute to achieving the Company's business objectives; (ii) motivate executives to obtain these objectives; and (iii) align the interests of executives with those of the Company's long-term investors.

     The Company compensates executive officers with a combination of salary and incentives designed to focus their efforts on maximizing both the near-term and long-term financial performance of the Company. In addition, the Company's compensation program rewards individual performance that furthers Company goals. The executive compensation program includes the following:
(i) base salary; (ii) quarterly incentive bonuses; (iii) long-term equity incentive awards in the form of stock option grants; and (iv) other benefits. Each executive officer's compensation package is designed to provide an appropriately weighted mix of these elements which together provide a level of compensation roughly equivalent to that paid by companies of similar size and complexity.

     BASE SALARY: Base Salary levels for each of the Company's executive officers, including the Chief Executive Officer, are generally set within a range of base salaries that the Committee believes are paid to similar executive officers at companies deemed comparable based on the similarity in revenue level, industry segment, and competitive employment market to the Company. In addition, the Committee generally takes into account the Company's past financial performance and future expectations, as well as the performance of the executives and changes in the executives' responsibilities.

     INCENTIVE BONUSES: The Committee recommends the payment of quarterly bonuses to provide an incentive to these persons to be productive over the course of each fiscal year. These bonuses are awarded only if the Company achieves or exceeds certain corporate performance objectives. The amount of the incentive bonus to each executive officer is based on the individual executive's performance.

     EQUITY INCENTIVES: Stock options are used by the Company for payment of long-term compensation to provide a stock-based incentive to improve the Company's financial performance and to assist in the recruitment, retention, and motivation of professional, managerial, and other personnel. Generally, stock options are granted to eligible employees from time to time based primarily upon the individual's actual and/or potential contributions to the Company and the Company's financial performance. Stock options are designed to align the interests of the Company's executive officers with those of its shareholders by encouraging executive officers to enhance the value of the Company, the price of the common stock, and hence, the shareholders' return. In addition, the vesting of stock options over a period of time is designed to create an incentive for the individual to remain with the Company. The Company grants new options to its executives, including the Chief Executive Officer, on an ongoing basis to provide continuing incentives to the executives to meet future performance goals and to remain with the Company. During the fiscal year ended December 1999, options to purchase an aggregate of 337,000 shares of common stock were granted to the Company's executive officers.

     BENEFITS: Benefits offered to the Company's executive officers are served as a safety net of protection against the financial catastrophes that can result from illness, disability, or death. With the exception of the one-time executive loan program discussed below, benefits offered to the Company's executive officers are substantially the same as those offered to all of the Company's regular employees.

     In 1993, the Company established a tax-qualified deferred compensation 401(k) Savings Plan (the "Plan") covering all of the Company's eligible full-time employees. Under the Plan, participants may elect to contribute, through salary reductions, up to 15% of their annual compensation subject to a statutory maximum. In 1999, the Company provided additional matching contributions in the amount of 25% under the Plan. The Plan is designed to qualify under Section 401 of the Internal Revenue Code so that the contributions by employees or by the Company to the Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the Plan, and so that contributions by the Company will be deductible by the Company when made.

     CEO COMPENSATION: The Committee annually reviews the performance and compensation of the Chief Executive Officer based on the assessment of his past performance and its expectation of his future contributions to the Company's performance. Mr. McGowan has served as the Company's Chief Executive Officer since August 1997. In 1999, Mr. McGowan's base salary was set at $300,000, which the Committee believes to be a reasonable salary. In addition, Mr. McGowan received incentive bonuses totaling $42,000.

     EXECUTIVE LOAN PROGRAM: During 1999, the Committee was concerned that the Company's senior executives would be attractive candidates for other companies in the software industry. The Committee also believed that because the executives were, as a group, relatively young, a substantial portion of their net worth was based on the unrealized value of the executives' options in the Company's stock. In order to provide some additional cash liquidity for executives, in September 1999, the Board approved a one-time executive loan program, under which the Company would guaranty a loan made by a commercial bank to an executive, in order to facilitate the issuance of a loan by the bank to the executive. The program expired on March 31, 2000 and each executive was entitled to have one loan guaranteed by the Company. Each loan was also secured by other assets of the executive. The Company may, at its discretion, reimburse the executive for interest on the loan or provide other cash compensation to the executive in connection with the loan. The Company executed one guarantee under the program, which carries an aggregate maximum limit of $600,000.

     COMPLIANCE WITH INTERNAL REVENUE CODE: Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of one million dollars paid by a corporation to its Chief Executive Officer and the other four most highly compensated executive officers of a corporation. The Company has not established a policy with regard to Section 162(m) of the Code, since the Company has not and does not currently anticipate paying cash compensation in excess of one million dollars per annum to any employee. None of the compensation paid by the Company in 1999 was subject to the limitations on deductibility. The Board of Directors will continue to assess the impact of
Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

                                        Compensation Committee

                                        Roy J. Carver
                                        Douglas B. Coder
                                        James F. Goughenour
                                        Terrence L. Mealy


PERFORMANCE GRAPH

     The following graph compares cumulative total shareholder return of the Common Stock with the cumulative total return of the Nasdaq Stock Market (r) Index from the date of the Company's initial public offering (November 16, 1995) to the most recent fiscal year end (December 31, 1999). In addition, the graph also compares the Company's performance to that of the Nasdaq Computer and Data Processing Stock Index. The graph assumes that the value of the investment in the common stocks and each index was $100 on November 16, 1995 and that all dividends were reinvested. The Company has not paid any cash dividends on its Common Stock and does not intend to do so in the foreseeable future. The performance graph is not necessarily indicative of future performance.


                                    [GRAGH]

                                          Nasdaq Stock       Nasdaq Computer
Measurement           Catalyst            Market (U.S.    and Data Processing
Period          International, Inc.($)    Companies)($)         Stocks($)
-----------     ----------------------    -------------   -------------------
11/16/95                 100                  100                  100
12/31/95                  88                  101                  100
12/31/96                  36                  124                  123
12/31/97                  31                  152                  151
12/31/98                  92                  214                  270
12/31/99                  98                  387                  571


FINANCIAL AND OTHER INFORMATION

     With respect to the Company's (i) financial statements, (ii) management's discussion and analysis of financial condition and results of operations, and (iii) qualitative and quantitative disclosures about market risks, the Company's 1999 Annual Report to Shareholders is incorporated herein by reference.


                                  PROPOSAL TWO

                      RATIFICATION OF INDEPENDENT AUDITORS

     Upon recommendation of the Audit Committee and subject to ratification by the Shareholders at the Annual Meeting, the Board of Directors has appointed Ernst & Young LLP, an independent public accounting firm, to audit the financial statements of the Company for the year ending December 31, 2000. Ernst & Young LLP has audited the Company since 1993. Representatives of Ernst & Young LLP will attend the Annual Meeting, have the opportunity to make a statement if they so desire, and be available to answer questions.


                        BOARD OF DIRECTORS RECOMMENDATION

     The Board of Directors recommends you vote FOR the ratification of the appointment of Ernst & Young LLP and your proxy will be so voted unless you specify otherwise. The affirmative vote of holders of a majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2000.


                     SUBMISSION OF SHAREHOLDER PROPOSALS

     In accordance with the Company's By-Laws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the Company's 2001 Annual Meeting of Shareholders and other proposals to be submitted for consideration at the Company's 2001 Annual Meeting of Shareholders must be received by the Company no later than January 25, 2001 and must otherwise be in accordance with the requirements of the Company's By-Laws. To be considered for inclusion in the proxy statement for the Company's 2001 Annual Meeting of Shareholders, shareholder proposals for consideration at the Company's 2001 Annual Meeting of Shareholders must be received by the Company at the Company's principal executive offices by January 25, 2001. Such nominations or proposals must be submitted to Catalyst International, Inc., 8989 North Deerwood Drive, Milwaukee, Wisconsin 53223, Attention: Corporate Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

                                  OTHER MATTERS

     Although management is not aware of any other matters that may come before the Annual Meeting, if any such matters should be properly presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

     The expenses of printing and mailing proxy material, including expenses involved in forwarding materials to beneficial owners of stock, will be borne by the Company. No solicitation other than by mail is contemplated, except that officers, employees, or agents of the Company may solicit the return of proxies from certain shareholders by telephone, personal solicitation, or facsimile.

     Shareholders may obtain a copy of the Company's Annual Report to the Securities and Exchange Commission as filed on Form 10-K at no cost by writing to the Investor Relations Department, Catalyst International, Inc., 8989 North Deerwood Drive, Milwaukee, Wisconsin 53223 or on the Company's web site at www.catalystwms.com. Exhibits to Form 10-K will be furnished upon payment of the Company's reasonable expenses in furnishing the exhibits.


                                      By Order of the Board of Directors,

                                      /s/ Mark T. Ehrmann

                                      Mark T. Ehrmann, Secretary

CATALYST INTERNATIONAL, INC.                                            PROXY


       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                        CATALYST INTERNATIONAL, INC.

              Annual Meeting of Stockholders - April 25, 2000

     The undersigned hereby appoints Sean P. McGowan and Mark T. Ehrmann, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorized each of them to represent and to vote, as designated hereon, all of the shares of common stock of Catalyst International, Inc. held of record by the undersigned on March 31, 2000, at the 2000 Annual Meeting of Stockholders of Catalyst International, Inc. to be held on April 25, 2000 or at any adjournment or postponement thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be vote "FOR" (i) the election of the nominees as Class II Directors and
(ii) ratification of Ernst & Young LLP as the Company's independent auditors for 2000, all as more fully described in the accompanying Proxy Statement.




            DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED


             CATALYST INTERNATIONAL, INC. 2000 ANNUAL MEETING

1.   ELECTION OF DIRECTORS:        1-DOUGLAS B. CODER
                                   2-TERRENCE L. MEALY

     [_] FOR the nominees                   [_] WITHHOLD AUTHORITY
         listed to the left.                    to vote for the nominees
                                                listed to the left.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) - - - - > [________________]


2. To ratify the appointment of Ernst & Young LLP as the Company's Independent auditors for 2000.

     [_] FOR            [_] AGAINST            [_] ABSTAIN


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.


Check appropriate box
Indicate changes below:
Address Change? [_]  Name Change? [_]


Date ____________________________     NO. OF SHARES _________________________


                                   _______________________________________
                                   SIGNATURE(S) IN BOX
                                   Please sign exactly as your name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.